Bush & Associates CPA

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Medical Industries of the Americas, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated October 25, 2023 on the balance sheet of Medical Industries of the Americas Inc. as of December 31, 2022 and 2021 and the related statements of operations, changes in stockholder's equity and cash flows for the years then ended.

We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,

Bush & Associates CPA

Bush & Associates CPA LLC Henderson, Nevada
October 26, 2023